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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of DBT Online, Inc. on Form S-3 of our report dated March 26, 1997, relating to the consolidated financial statements of DBT Online, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1995, appearing in the Prospectus, which is part of Registration Statement No. 333-24613 (the "Initial Registration Statement"), and of our report dated March 26, 1997, relating to the consolidated financial statement schedule for the years ended December 31, 1996 and 1995, incorporated by reference in the Initial Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Initial Registration Statement and the incorporation by reference of such reference to us into this Registration Statement.

DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida

May 28, 1997